Filed Pursuant to
                                                              Rule 424(b)(3)
                                                              File No. 333-35392


PROSPECTUS

                                2,570,802 SHARES
                                ADATOM.COM, INC.
                                  COMMON STOCK
                                   -----------


          The securityholders of Adatom.com, Inc. listed in this prospectus are offering an aggregate of 2,570,802 shares of the common stock of the Adatom.com, Inc. Of such shares, 2,028,400 shares were outstanding as of May 8, 2000 and the 542,402 share balance offered hereby are issuable upon exercise of outstanding warrants held by three of the securityholders listed in this prospectus.

          The common stock offered by this prospectus was, or, in the case of the shares offered hereby issuable upon exercise of warrants, the warrants were, sold to the selling securityholders in transactions exempt from registration under the Securities Act. Adatom.com, Inc. will not receive any of the proceeds from the sale of the common stock offered hereby.

          The shares of common stock being offered by the selling securityholders may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions. The selling securityholders directly, or through agents or dealers designated from time to time, may sell the common stock offered by them at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices fixed prices.


          Adatom.com, Inc.'s common stock is listed on the Nasdaq National Market under the symbol "ADTM." On May 8, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $2.75 per share.


                                   -----------

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   -----------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------

                                   May 9, 2000

                                TABLE OF CONTENTS

                                                                           PAGE
Special Note Regarding Forward-Looking Statements.............                2
Where You Can Find More Information About Us.                                 3
Our Company...................................................                5
Risk Factors..................................................                6
Use of Proceeds...............................................               15
Selling Securityholders.......................................               16
Plan of Distribution..........................................               19
Legal Matters.................................................               19
Experts.......................................................               19
                              --------------------

          In this prospectus, "Adatom," the "company," "we," "us," and
                        "our" refer to Adatom.com, Inc..

                              --------------------

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                              --------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements under "Our Company," "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

          In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

          Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents available on its web site at http://www.sec.gov.

          We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

          The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

          o The description of common stock contained in the Registration Statement on Form 8-A filed with the Commission on August 5, 1997;

          o Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission of March 30, 2000;


          o The Proxy Statement for the Annual Meeting of Stockholders to be held on May 25, 2000 filed with the Commission on April 28, 2000; and


          o Any future filings we make with the Commission until the selling securityholders sell all of the common stock offered by them pursuant to the prospectus.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                           Adatom.com, Inc.
                           920 Hillview Court, Suite 160
                           Milpitas, CA 95035
                           (telephone no. 408-935-7979)
                           Attention: Michael Wheeler, Controller


                                       3
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                                       4

                                  OUR COMPANY

                              --------------------

          Adatom was established in October 1995 as MegaVision L.C., a Missouri limited liability company ("MegaVision"). In February 1997, MegaVision merged into HealthCore Medical Solutions, Inc., a Delaware corporation ("HealthCore"). In October 1999, Adatom, Inc., a California corporation which was established in October 1996, merged into HealthCore, with HealthCore surviving under the name "Adatom.com, Inc." Since the stockholders of Adatom, Inc. owned 76.4% of the surviving company after the merger, the merger has been accounted for as a reverse acquisition, whereby Adatom, Inc. acquired HealthCore. Our executive offices are located at 920 Hillview Court, Suite 160, Milpitas, CA 95035 (telephone no. (408) 935-7979).

          Adatom, Inc. was incorporated in 1996 by four people. Two of the founders were Richard Barton and Sridhar Jagannathan, who are two of our directors and officers. Adatom, Inc. commenced business in 1997 as a retailer, which had no store sites and used a mobile sales force of franchisees enabled with a CD-ROM electronic catalogue. The total revenues from our mobile sales force were not significant and not profitable. We discontinued this form of retailing and launched our Internet website, WWW.ADATOM.COM, in October 1998.

          Since we shifted our focus to Internet e-commerce, Adatom.com has been continuously attempting to maximize the convenience of on-line shopping by incorporating selection, convenience, value, guarantee, warranty, security and customer service onto the web. By leveraging our proprietary e-commerce infrastructure and efficient distribution system, we reach both the business-to-consumer and business-to-business markets. In addition to owning and operating an Internet superstore, we have developed and implemented a turnkey e-commerce solution that will provide individuals, companies, and organizations with "instant" e-commerce capabilities, including back-end fulfillment, web site development and a full-scale e-commerce infrastructure. We believe that our cost efficient business model will allow us to pass value on to consumers in the form of increased customer service and price savings. We provide a comprehensive product mix of name brand products for the individual, the home, and the office in 29 product categories. We provide access through our Internet store to over 3 million Stock Keeping Units (SKUs) offered for sale. Products offered are not limited solely to those products posted on the www.adatom.com site but can also be sourced from virtually any manufacture or supplier.

RECENT DEVELOPMENTS


        We are dependent upon raising additional capital to finance our current operations and future plans for expansion. In March 2000, we consummated a private placement of 2,000,000 shares of our common stock yielding gross proceeds of $4 million. The remaining proceeds of this capital will be exhausted within approximately two or three months.

        In addition, in March 2000 we signed an exclusive agreement with the China Product Trade Center (CPTNC). The CPTNC and we have agreed to establish a joint venture company located in Beijing, China to work directly with the CPTNC. We contemplate that the joint venture company will seek to develop and implement the systems, Internet applications and other services to enable the marketing and sale of industrial and consumer goods produced in China into the U.S. as well as goods produced in the U.S. into the Chinese marketplace exclusively through Adatom.

        On March 8th, Adatom signed a cooperative agreement with Yangling Agricultural Hi-Tech Industrial Demonstration Zone or YAHIDZ to develop and implement, among other things, a Hi-Tech agricultural electronic marketplace. YAHIDZ is a Chinese agricultural organization established in 1997 by the China National State council and 14 Chinese ministries, commissions and provincial governments. In this joint effort, Adatom is the exclusive overseas e-commerce partner of YAHIDZ. Adatom and YAHIDZ will source, provide, market and sell industrial and consumer agricultural products between United States and China.

                                  RISK FACTORS

          You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently, known to us or that we currently deem immaterial may also impair our business operations.

          Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

          This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in the prospectus.

WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

          Adatom, Inc was incorporated in October 1996 but did not begin to generate any Internet revenues until October 1998. Accordingly, we have has only a limited operating history upon which to evaluate our business and prospects. We will encounter risks and difficulties that are frequently encountered by early stage companies in new and rapidly evolving markets. Many of these risks are described in more detail in this section. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be harmed. We have incurred significant losses, and as of December 31 1999, had an approximate accumulated deficit of $14.7 million. There is an uncertainty about our ability to continue as a going concern. We incurred net losses of approximately $12.7 million for the year ended December 31, 1999 and approximately $2 million for the year ended December 31, 1998. We anticipate our losses will increase from current levels because we intend to substantially increase our costs and expenses related to:

          o brand development, marketing and other promotional activities to increase our revenue;

          o the expansion of our inventory management and order fulfillment infrastructure;

          o the continued development of our Web site, transaction-processing systems and network infrastructure;

          o    the expansion of our product offerings and Web site content; and

          o    strategic relationship development.

          Our ability to become profitable depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. We are an early stage company and expect to incur substantial operating losses for the foreseeable future as we incur significant operating expenses and research and development expenses and make investments, to enhance our line of products and services and establish Internet capabilities. We may never generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

WE WILL NEED ADDITIONAL FINANCING TO FUND OUR BUSINESS AND THE FAILURE TO OBTAIN FINANCING WOULD MOST LIKELY RESULT IN CESSATION OF OUR BUSINESS.


        We are dependent upon raising additional capital for working capital and to finance our future plans for expansion. Based on current market conditions, we currently have on hand working capital to sustain our business for approximately two or three months. We further estimate that we will require a minimum of $12 million to adequately implement our business plan and sustain and expand our sales and marketing activities through December 31, 2000. We have experienced negative cash flow from operations from our inception and expect to experience significant negative cash flow from operations for the foreseeable future. We need additional funds to sustain and expand our sales and marketing activities and our marketing arrangements, particularly if there is a shift in the type of Internet services that are developed and ultimately receive customer acceptance. Adequate funds for these and other purposes on terms acceptable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders.

Failure to obtain financing would most likely result in cessation of our business. Our lack of tangible assets to pledge has to date prevented us from obtaining bank or similar debt financing, and will probably continue to do so in the future. In their reports on the audits of our financial statements for each of the years in the two-year period ended December 31, 1999, our independent auditors included an explanatory paragraph in each of their reports because of the uncertainty that we could continue in business as a going concern. Unless we raise additional capital, we expect we will exhaust the $4 million received from the March 2000 sale of our common stock in approximately two or three months. Any raise of additional capital will dilute all of our stockholders.


OUR COMMON STOCK PRICE MAY BE VOLATILE.

          The market price for our Common Stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

     o    actual or anticipated variations in our quarterly operating results;

     o announcements of technological innovations or new products or services by us or our competitors;

     o    changes in financial estimates by securities analysts;

     o conditions or trends in the Internet and/or online commerce industries;

     o changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of key personnel;


     o release of lock-ups on April 12, 2000 or other transfer restrictions on our outstanding shares of Common Stock or sales of additional shares of Common Stock;


     o    potential litigation.

          The market prices of the securities of Internet-related and online commerce companies have been especially volatile. Broad market and industry factors may adversely affect the market price of our Common Stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, we could incur substantial costs and a diversion of management's attention and resources and would adversely affect our stock price.

WE MAY NOT HAVE AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK. THE ABSENCE OF AN ACTIVE TRADING MARKET WOULD LIKELY MAKE THE COMMON STOCK AN ILLIQUID INVESTMENT.


          If we do not continue to maintain a market capitalization of $35 million or otherwise meet the continued listing requirements of the NASDAQ Small Cap Market, our common stock risks being delisted. If this occurs, trading in the common stock would be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the "OTC Bulletin Board Service." As a result, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our shares.


WE FACE RISKS AND UNCERTAINTIES WITH RESPECT TO OUR PROPOSED JOINT VENTURES IN CHINA.


        Our agreements with the CPTNC and YAHIDZ contemplate the formation of joint ventures in China. We may not be successful in establishing either of these joint ventures. We may not succeed with either of these joint ventures or in entering the China market, and each venture will be subject to all of the risks attendant to a start-up business as well as those specific to operating in China. The risks attendant to a start-up business are similar to those relating to our existing business. With respect to those risks relating to operating in China, we will be subject to various new and unfamiliar regulatory requirements, issues relating to currency exchange, political and economic changes and disruptions, tariffs and other barriers, and difficulties in staffing and managing foreign operations. We also face the risk of diverting management and other personnel from our existing business to development of the joint ventures. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be harmed.

WE DEPEND HEAVILY UPON MARKETING ARRANGEMENTS. WITHOUT THEM, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

          We rely heavily on certain marketing arrangements with other companies that have websites to attract shoppers to purchase our products. We have entered into marketing arrangements with a number of existing organizations with a definable user base. Our ability to generate revenues from online commerce depends, among other things, upon the increased traffic, purchases, advertising and sponsorships that we generate through our marketing arrangements. We cannot be sure that other companies will continue these relationships with us, or, if continued that they will be on terms favorable to us. Our inability to enter into new marketing arrangements or to maintain our existing arrangements would have a material adverse effect on us.

WE RELY ON SUPPLIERS FOR OUR RETAIL MERCHANDIZE AND SHIPMENTS TO CUSTOMERS. LOSS OF THESE RELATIONSHIPS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

          Our current suppliers may not continue to sell merchandise to us on current terms. We may not be able to maintain our current arrangements with suppliers or be able to establish new or extend current supplier relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. Loss of these relationships could have a material adverse effect on us. We also rely on most of our suppliers to process and ship merchandise directly to customers and where required to install merchandise on our customers premises. We have limited control over the shipping procedures of our suppliers, and shipments by these suppliers have at times been subject to delays. If the quality of service provided by such suppliers falls below a satisfactory standard or if our level of returns exceeds our expectations, our business will be materially adversely affected.

OUR FUTURE OPERATING RESULTS ARE UNPREDICTABLE AND FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY CAUSE VOLATILITY IN OUR STOCK VALUATION.

          As a result of our limited operating history, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales, and our expenses are to a large extent fixed. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We may also be unable to increase our spending and expand our operations in a timely manner to adequately meet customer demand to the extent it exceeds our expectations. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside of our control which, include without limitation:

     o our ability to attract new customers at reasonable cost and at a steady rate, retain existing customers, or encourage repeat purchases and maintain customer satisfaction;

     o decreases in the number of visitors to our Web site or our inability to convert visitors to our Web site into customers;

     o    seasonality;

     o our ability to manage inventory levels and to manage fulfillment operations;

     o our inability to adequately maintain, upgrade and develop our Web site, transaction-processing systems or network infrastructure;

     o the announcement or introduction of new sites, services and products by our competitors;

     o    price competition in the industry;

     o    the level of merchandise returns experienced by us;

     o    the level of traffic on our web site;

     o    fluctuations in the amount of consumer spending;

     o the termination of existing, or failure to develop new, strategic marketing relationships pursuant to which we receive exposure to traffic on third-party Web sites;

     o    increases in the cost of online or offline advertising;

     o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner or retain existing personnel;

     o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure;

     o unexpected increases in shipping costs or delivery times, particularly during the holiday season;

     o the level of use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by us;

     o    technical difficulties, system downtime or Internet brownouts;

     o    changes in gross profit margins or product mix;

     o effects of acquisitions and other business combinations and related integration issues;

     o failure to maintain good relationships with our business partners and suppliers;

     o    government regulations related to use of the Internet for commerce;

     o general economic conditions and economic conditions specific to the Internet, online commerce.

          A number of factors will cause our gross margins to fluctuate in future periods, including the mix of product sold by us, inventory management, inbound and outbound shipping and handling costs, the level of product returns and the level of discount pricing and promotional activity. Any change in one or more of these factors could materially and adversely affect our gross margins and operating results in future periods. We expect that we will experience seasonality in our business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the fourth calendar quarter of each year than in the preceding three-quarters. Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Additionally it is likely that in one or more future quarters our operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely be materially adversely affected.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE THE GROWTH OF OUR BUSINESS.

        Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations and have grown the headcount substantially. At December 31, 1998, Adatom had a total of 7 employees full and part time combined and at December 31, 1999, we had a total of 43 employees full and part time combined. This growth has placed, and our anticipated future operations will continue to place, a strain on our management, information systems and resources. As a result, during 2000, we intend to increase our headcount and to install new ERP systems with new Accounting and Financial Reporting Systems. We anticipate expanding our financial and management information systems to accommodate new data. If we fail to successfully implement and integrate our new financial reporting and management information systems with our existing systems or if we are not able to expand these systems to accommodate our growth, we may not have adequate, accurate or timely financial information. Our failure to have such information would hinder our ability to manage our business and operating results. If we grow rapidly, we will face additional challenges in upgrading and maintaining our financial and reporting systems. A failure to successfully implement and integrate these systems would adversely affect our business. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. In addition, we will need to continue to expand, train and manage our already growing employee base. Furthermore, we expect that we will be required to manage multiple relationships with various vendors and other third parties. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls. Further, we will be required to maintain and expand our relationships with various merchandise manufacturers, distributors, Internet and other online service providers and other third parties necessary to our business. If we are unable to manage growth effectively, our business will be materially adversely affected.

IF WE EXPERIENCE PROBLEMS WITH OUR THIRD PARTY SHIPPING SERVICES, WE COULD LOSE CUSTOMERS.

          We rely upon third-party carriers, primarily UPS, for product shipments, including shipments to and from our warehouse. We are therefore subject to the risks, including employee strikes and inclement weather associated with these carriers' ability to provide delivery services to meet our shipping needs. In addition, failure to deliver products to our customers in a timely manner would damage our reputation and brand identity.

THE LOSS OF KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

          Our performance will be substantially dependent on the continued services and on the performance of our senior management, particularly Richard Barton, President, Chief Executive Officer, and Chairman of the Board, and Sridhar Jagannathan, Chief Technical Officer and Executive Vice President. Two of our senior management team joined us during the last half of 1999. They are the Controller and the Vice President of Operations. Our future success depends on these officers effectively working together with our original management team. Other than the President, none of our officers or key employees is bound by an employment agreement for any specific term. Our relationships with these officers and key employees are at will. We do not have any "key person" life insurance policies covering any of our employees. Our performance depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on us. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled officers and technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we may not be able to successfully attract, assimilate or retain sufficiently qualified personnel. This inability could have a material adverse effect on us.

WE MAY BE UNABLE TO PROTECT OUR TRADEMARKS AND PROPRIETARY RIGHTS, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

        Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We regard our copyrighted material, service marks, trademarks, trade secrets, and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have the registered trademarks "Adatom" and "Discovering New Shopping Dimensions" in the United States and have a trademark application pending for the mark "Adatom Home Dimensions." We cannot be sure that we will be able to secure significant protection for these trademarks. It is possible that our competitors or others will adopt product or service names similar to "Adatom" and our other trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. We generally have entered into agreements containing confidentiality and non-disclosure provisions with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. We cannot be sure that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions taken by us, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on us. We also rely on a variety of technology that is licensed from third parties, including our database and Internet server software, which is used in our web site to perform key functions. These third party technology licenses may not continue to be available to us on commercially reasonable terms. Our loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would have a material adverse effect on us.

PROTECTION OF DOMAIN NAME IS UNCERTAIN.

          We currently hold various Web domain names relating to our brand, including the "ADATOM.com" domain name. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com", ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. Such changes in the United States are presently expected to include a transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

WE MAY EXPERIENCE CAPACITY CONSTRAINTS DUE TO OUR RELIANCE ON INTERNALLY DEVELOPED TRANSACTION-PROCESSING SYSTEMS.

          If we suffer any system interruptions that result in the unavailability of our store on the Internet or reduced order fulfillment capability, such interruptions would reduce the volume of goods sold and the attractiveness of our product offerings. We have experienced periodic system interruptions, which we believe will continue to occur from time to time. The satisfactory performance, reliability and availability of our store on the Internet, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. Our revenues depend on the number of visitors who shop at our store on the Internet and the volume of orders we fulfill. There will be a significant need to upgrade the capacity of our store on the Internet in order to handle thousands of simultaneous shoppers. Our inability to add additional software and hardware or to develop and upgrade further our existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic on our store on the Internet or increased sales volume through our transaction-processing systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service and impaired quality and speed of order fulfillment, any of which could have a material adverse effect on us.

OUR BUSINESS MAY SUFFER IF OUR SYSTEMS FAIL OR IF THE SYSTEMS OF OUR BUSINESS PARTNERS FAIL.

          We presently have limited redundant systems. We do not have a complete disaster recovery plan and carry limited business interruption insurance to compensate us for losses that may occur. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Our ability to successfully receive and fulfill orders and provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. In addition, any disruptions of those web sites or at the web sites of other companies where we market goods or have a website link could have a material adverse effect on us and the volume of sales generated. The occurrence of any of the foregoing risks could have a material adverse effect on us.

IF WE ARE NOT ABLE TO SUSTAIN RAPID TECHNOLOGICAL CHANGES, OUR BUSINESS MAY SUFFER.

        We may not successfully use new technologies effectively or adapt our proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. Our failure to adapt in a timely manner for technical, legal, financial or other reasons, to changing market conditions or customer requirements, could have a material adverse effect on us. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online stores. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing store on the Internet and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

YEAR 2000 UPDATE.


        Through the first four months of the calendar year 2000, we have not experienced any significant problems associated with the Year 2000 issue. Although it appears that the Year 2000 issue will not have a significant adverse affect on us, we continue to monitor the Year 2000 compliance of our internal systems. Undetected errors in our internal systems that may be discovered in the future could have a material adverse affect on our business, operating results or financial condition.


OUR BUSINESS STRATEGY REQUIRES CONTINUED GROWTH OF ONLINE COMMERCE. IF ON-LINE COMMERCE DOES NOT CONTINUE TO GROW, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

          Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and online services as a significant medium of commerce by consumers. Rapid growth in the use of and interest in the Internet and online services is a recent phenomenon, and we can not be sure that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and online services as a medium of commerce. We rely on consumers who have historically used traditional means of commerce to purchase merchandise. For us to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. Moreover, critical issues concerning the commercial use of the Internet, such as ease of access, security, privacy, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce online. In addition, the Internet and online services may not be accepted as a viable commercial marketplace for reasons relating to the adequacy of technology. To the extent that the Internet and online services continue to experience significant growth, we can not be sure that the infrastructure of the Internet and online services will prove adequate to support increased user demands. Difficulties with the telecommunications used to support the Internet or online services also could result in slower response times and adversely affect usage of the Internet.

OUR MARKETS ARE HIGHLY COMPETITIVE.

     The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new Web sites at a relatively low cost. We currently or potentially compete with a variety of other companies, including:

     o major "brick and mortar" retailers such as Macys, J.C. Penney's, Nordstrom's, and Target;

     o online efforts of these traditional retailers, including the online stores operated by Macy, J. C. Penny, Toys R Us, and Wal-Mart:

     o    catalog retailers;

     o vendors or manufacturers that currently sell certain of their products directly online, such as Mattel;

     o other online retailers such as Amazon.com, Taydo.com, Furniture.com, CDnow, Beyond.com and Reel.com;

     o on line stores that have a presence on Internet portals and online service providers that feature shopping services, such as AOL, Yahoo!, Excite and Lycos;

     o    various online retailers.

          Many of our current and potential traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than us. Many of these current and potential competitors can devote substantially more resources to Web site and systems development than we can. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Many of our competitors may be able to secure merchandise from manufacturers on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies, and devote greater resources to marketing than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Our online competitors are able to use the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Web sites may direct customers to other online retailers, and may increase competition. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. New technologies and the expansion of existing technologies may increase the competitive pressures on us.

WE MAY ENTER NEW BUSINESS CATEGORIES.

          We may choose to expand our operations by developing new departments or product categories, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses, products or technologies. We may not be successful in our efforts to expand our operations, and potential customers may not react favorably to these efforts. Furthermore, any new department or product category that is launched by us but not favorably received by consumers could damage our brand or reputation. An expansion of our business in this manner would also require significant additional expenses, expose us to additional inventory risk and development, operations and editorial resources and would strain our management, financial and operational resources and subject us to increased inventory risk.

WE FACE FULFILLMENT OPERATIONS RISKS.

          Our success depends on our ability to rapidly scale our fulfillment operations in order to accommodate a significant increase in customer orders. Our current fulfillment operations are not adequate to accommodate significant increases in customer demand that may occur during the fourth calendar quarter of 2000. We must also be able to rapidly scale our fulfillment operations and information systems to accommodate significant increases in demand, which may require us to automate tasks that are currently performed manually. If we do not successfully scale our fulfillment operations to accommodate demand generally and, in particular, increased demand during the fourth calendar quarter of each year, due to the seasonal nature of our business, our business will be adversely affected.

OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED IF THE SECURITY MEASURES WE HAVE IMPLEMENTED TO PROTECT CONFIDENTIAL INFORMATION PROVE TO BE INADEQUATE.

          Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the algorithms used by us to protect customer transaction data. Any compromise of our security could have a material adverse effect on our reputation and us. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may be required to expend significant additional capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Our business may be adversely affected if our security measures do not prevent security breaches and we cannot assure that we can prevent all security breaches.

CREDIT CARD FRAUD.

          During 1999 we suffered less than $4,000 as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions we process, that merchant does not obtain a cardholder's signature. A failure to adequately control fraudulent credit card transactions would adversely affect our business.

GROWING CONCERNS ABOUT THE USE OF "COOKIES" AND DATA COLLECTION MAY LIMIT OUR ABILITY TO DEVELOP USER PROFILES.

          Our current technology uses small files of information, commonly known as "cookies", on a users hard drive to collect information about our customers' movements through our Website. Most Internet browsers allow users to modify their browsers settings to prevent cookies from being stored on their hard drive, and small minorities of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The reduction or limitation in the use of cookies could:

          o reduce the effectiveness of our technology to gather data on our customers;

          o require us to switch to other potentially less effective technology in order to gather demographic or behavioral information; and

          o require us to expend financial and technological resources, originally allocated to other purposes, to create alternatives that might be unsuccessful.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION.

          Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution and quality of products and services. We are not currently subject to regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on us. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our service is available over the Internet in multiple states and foreign countries, and as we sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We could be subject to taxes and penalties for failure to qualify as a foreign corporation in a jurisdiction where we are required to do so. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on us.

WE MAY BE SUBJECT TO SALES AND OTHER TAXES.

          We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation in states outside California could subject our shipments in such states to state sales taxes under current or future laws. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, it could adversely affect our business.

WE MAY BE LIABLE FOR INFORMATION RETRIEVED FROM THE INTERNET.

          Due to the fact that material may be downloaded from web sites and subsequently distributed to others, there is a potential that claims will be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on us.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

          Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will adversely affect our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could adversely affect our business.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS COULD CONTROL STOCKHOLDER VOTES AND OUR MANAGEMENT AND AFFAIRS.

          Our executive officers, directors and 5% or greater stockholders, and their respective affiliates, in the aggregate, own approximately 52.3% of our outstanding common stock. As a result, they could act together to control all matters submitted to stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Accordingly, such concentration of ownership may delay, defer or prevent a change in control, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. This could, in turn, have an adverse effect on the market price of our common stock.


                                 USE OF PROCEEDS

          All of the shares of common stock offered pursuant to this prospectus are being offered by the selling securityholders listed under "Selling Securityholders." We will not receive any proceeds form sales of common stock by the selling securityholders. The shares offered hereby include an aggregate of 542,402 shares issuable upon exercise of outstanding warrants held by three securityholders named in this prospectus. We will receive proceeds from the exercise of these warrants. The proceeds, if any, will be added to our working capital and be available for general corporate purposes.

                             SELLING SECURITYHOLDERS

          The shares of common stock being offered by the selling securityholders, or in the case of shares being offered by selling securityholders upon exercise of warrants, the warrants, were sold to the selling securityholders in several separate transactions exempt from registration under the Securities Act, as follows:

               o We issued 2,000,000 shares at $2.00 per share to 13 investors in a private placement of our common stock consummated in March 2000.

               o In November 1999, we entered into an agreement with Continental Capital & Equity Corporation for various market advisory services and, in connection therewith, granted Continental a warrant to purchase an aggregate of 230,000 shares, exercisable during the one year period following the date of this prospectus as follows: 40,000 shares at $4.00 per share; 50,000 shares at $5.00 per share; 60,000 shares at $7.50 per share; and, provided the closing price of the common stock averages in excess of $9.10 per share for 30 consecutive trading days, 80,000 shares at $9.10 per share.

               o In July and September 1999, Adatom, Inc. agreed to grant to Jesup & Lamont Securities Corporation and Jesup & Lamont Partners, L.L.C., as compensation for acting as placement agent in two convertible debt financings by Adatom, Inc. warrants, which upon consummation of the merger with HealthCore , were converted into warrants of the surviving corporation and entitle each such holder to purchase 56,201 shares of our common stock at an exercise price of $.99 per share. The warrants are immediately exercisable and the warrants issued to Jesup & Lamont Securities Corporation expire on July 8, 2004 and those issued to Jesup & Lamont Partners, L.L.C. expire on September 15, 2004.

               o In October 1999, we issued 28,400 shares to Neal J. Polan, the Chairman, Chief Executive Officer and a principal stockholder of HealthCore, in consideration for his surrender to us of a warrant to purchase 142,000 shares of our common stock. Mr. Polan served as a director of our company until he tendered his resignation in March 2000.

               o In April 1999, HealthCore agreed to grant to Jesup & Lamont Partners, L.L.C., as compensation for acting as financial advisor to HealthCore, a warrant to purchase 200,000 shares of HealthCore common stock at an exercise price of $1.00 per share. The warrants were issued upon the merger with Adatom, Inc. The warrants are immediately exercisable and expire October 13, 2004.

          We entered into separate Registration Rights Agreements with the selling securityholders in connection with their acquisition of the common stock being offered pursuant to this prospectus and issued warrants to three selling securityholders with respect to the shares of common stock underlying those warrants that are being offered by them pursuant to this prospectus. As part of the foregoing transactions, we agreed to register the shares being offered by this Prospectus.

        The following table sets forth information as of May 8, 2000 with respect to the selling securityholders and the respective number of shares of common stock beneficially owned by each selling securityholder, all of which are offered pursuant to this prospectus other than as set forth below with respect to Richard I. Manning Jr., Neal J. Polan and Harriette D. Davidson.


                                                                                Shares Owned
                                                                Shares Being    Upon Completion
Name and Address                                                Offered         Of Offering
-----------------------------------------------------------------------------------------------
Michael Pruitt................................................... 560,000              --
     11502 Stonebriar Drive
     Charlotte, NC  28277

Stoneleigh Corporation........................................... 500,000              --
     Attn. Michael Dee, Chairman
     Lister House, 35 The Parade
     St. Helier, Jersey JE2 3QQ
     Channel Islands, UK

Michael M. Cimino & Gina M. Cimino ATBE.......................... 500,000              --
     4542 S. Peninsula Drive
     Ponce Inlet, FL  32127

Jesup & Lamont Partners, L.L.C................................... 256,201(1)           --
     650 Fifth Avenue
     New York, NY  10019

Jesup & Lamont Securities Corporation............................  56,201(2)           --
     650 Fifth Avenue
     New York, NY  10019

Continental Capital & Equity Corporation......................... 230,000
     195 Wekiva Springs Road
     Suite 200
     Longwood, FL 32779

H.B. Quality Investments N.V. ..................................  125,000
     c/o Bank of America Securities LLC
     600 Montgomery Street
     San Francisco, CA 94111

Bruce Goldfarb..................................................  125,000              --
     746 Marina Pl.
     Daytona Beach, FL  32114

Richard I. Manning Jr. ..........................................  50,000(3)          500
     3 Primrose Ct.
     Greensboro, NC 27408

-------------------------
     (1) Consists of (A) warrants to purchase 56,201 shares of our common stock at an exercise price of $.99 per share, which warrants are immediately exercisable and expire on September 15, 2004; and (B) warrants to purchase 200,000 shares of common stock at an exercise price of $1.00 per share, which warrants are immediately exercisable and expire October 13, 2004.

     (2) Consists of warrants to purchase shares of our common stock at an exercise price of $.99 per share, which warrants are immediately exercisable and expire on July 8, 2004.

     (3) Mr. Manning beneficially owned 50,500 shares of our common stock outstanding as of the close of business on May 8, 2000, which represented less than 1% of the outstanding shares as of such date.

                                                                                Shares Owned
                                                                Shares Being    Upon Completion
Name and Address                                                Offered         Of Offering
-----------------------------------------------------------------------------------------------
Rudi Bianchi, Trustee............................................  37,500              --
     The Rudi and Franchesca Bianchi
     Living Trust Dated 9/30/93
     923 Fiske St.
     Pacific Palisades CA 90272

Neal J. Polan....................................................  28,400(4)      737,250(5)(6)
     20 Cameron Drive
     Greenwich, CT 06831

Randall Swanson..................................................  25,000              --
     1139 Black Stallion Ct.
     Naperville, IL 60540

Thomas G. Bongard................................................  25,000              --
     6217 Woodlake Road
     Jupiter, FL 33458

Harriette D. Davidson (7)........................................  15,000         146,862(8)*
     117 Tempsford Lane
     Richmond, VA 23226

Kenneth J. Mann..................................................  12,500              --
     23 E. Grauers Ln.
     Philadelphia, PA 19118

Thomas A. Bivens.................................................  12,500              --
     1408 Hickory Shadow Dr.
     Morristown, TN 37814

Tom A. Jenkins...................................................  12,500              --
     1140 Hickory View Dr.
     Morristown, TN 37814


--------------------------

     * less than 1% of our common stock outstanding as of the close of business on May 8, 2000.

     (4) Mr. Polan beneficially owned 796,800 shares of common stock of Adatom as of May 8, 2000, based upon the number of outstanding shares as of such date. Mr. Polan's beneficial ownership of shares includes the shares held beneficially by his wife and the warrants described in note (4).

     (5) Includes 89,200 shares of stock held by Mr. Polan's wife as trustee for their children, and therefore Mr. Polan is deemed to be a beneficial owner of such shares. Includes (i) 142,000 shares of common stock issuable upon exercise of warrants held by Mr. Polan that are exercisable within 60 days, and (ii) 25,000 shares of common stock issuable upon exercise of warrants held jointly by Mr. Polan and his wife that are exercisable within 60 days.

     (6) Represents 4.9% of the outstanding common stock of Adatom as of the close of business on May 8, 2000, calculated in accordance with Rule 13d-3.

     (7) An officer and director of Value Add Financial Corporation, which (A) acted as a financial advisor to Adatom, Inc. in the October 1999 merger of Adatom, Inc. with and into HealthCore Medical Solutions, Inc. with HealthCore surviving under the name of Adatom.com, Inc. and (B) provided assistance to Adatom, Inc. in raising capital prior to the merger.

     (8) Consists of 146,862 shares of our common stock held by Value Add Financial Corporation issued in October 1999 for the services described in note (7). Beneficial ownership disclaimed by Ms. Davidson.

                              PLAN OF DISTRIBUTION

          The selling securityholders may sell the common stock being offered by the prospectus directly to other purchasers, or to or through dealers or agents. To the extent required, a prospectus supplement with respect to the common stock will set forth the terms of the offering of the common stock, including the name(s) of any dealer or agents, the number of shares of common stock to be sold, the price of the common stock, any underwriting discount or other items constituting underwriters' compensation.

          The common stock offered hereby may be sold from time to time directly by the selling securityholders or, alternatively, through broker-dealers or agents. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange for quotation services on which the common stock may be listed or quoted at the time of sale (2) in the over-the-counter market, (3) in transactions other than on such exchanges or services or in the over-the-counter market or (4) through the writing of options. In connection with sales of the common stock, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such common stock in the course of hedging the positions they assume. The selling securityholders may also sell the common stock offered hereby short and deliver such common stock to close out such short positions, or loan or pledge such common stock to broker-dealers that in turn may sell such securities. Some of the common stock offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

          The selling securityholders and any such brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act.

          If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling securityholders may sell such common stock to the public at varying prices to be determined by such dealer and at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

          In connection with the sale of common stock, dealers or agents may receive compensation from the selling securityholders or from purchasers of such common stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

          Pursuant to the Registration Rights Agreements entered into among us and certain selling securityholders, our agreement with Continental Capital & Equity Corporation are the warrants issued to Jesup & Lamont Securities Corporation and Jesup & Lamont Partners, L.L.C., we have agreed to pay all costs and expenses associated with the registration of the shares of common stock to be sold pursuant to this prospectus under the Securities Act. In addition, the selling securityholders may be entitled to indemnification against certain liabilities pursuant to the Registration Rights Agreements and the warrants issued to Jesup & Lamont Securities Corporation and Jesup & Lamont Partners, L.L.C.

                                  LEGAL MATTERS

          The validity of the issuance of shares of common stock offered in this offering will be passed upon for us by Dorsey & Whitney LLP, New York, New York.

                                     EXPERTS

          Our financial statements as of December 31, 1999 and for the year then ended, have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Richard A. Eisner & Company LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing. Our financial statements as of December 31, 1998 and for the year then ended, have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Ireland San Filippo LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

                                2,570,802 SHARES


                                ADATOM.COM, INC.


                                  COMMON STOCK


                                 ---------------


                                   PROSPECTUS


                                 ---------------


                                   May 9, 2000